Exhibit 99.1

PROXY GOVERNANCE RECOMMENDS THAT RESTORATION HARDWARE

STOCKHOLDERS VOTE “FOR” THE MERGER

Proxy Governance Joins RiskMetrics (ISS) and Glass Lewis in recommending that Restoration

Hardware stockholders vote “FOR” the Merger

Special Meeting of Stockholders is Scheduled for June 12, 2008

CORTE MADERA, CA, June 4, 2008 – Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that Proxy Governance has joined RiskMetrics Group (formerly Institutional Shareholder Services or “ISS”) and Glass Lewis in recommending that Restoration Hardware’s stockholders vote “FOR” adoption of the Company’s merger agreement with certain affiliates of Catterton Partners, a private equity firm, at the Company’s June 12, 2008 special meeting of stockholders. Proxy Governance, RiskMetrics and Glass Lewis are leading independent U.S. proxy advisory firms and their voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries globally.

In recommending that Restoration Hardware’s stockholders vote “FOR” adoption of the merger agreement, Proxy Governance stated in part that:

“We support this transaction because it appears to place a fair value on the company based on analysts’ opinions and general market reaction to the deal. We recognize the board’s active engagement in the process, including the active role of the independent directors, and the negotiation of a go-shop period to provide for a market check after the original agreement and the amendment. As neither market check produced a clearly superior offer – taking into account termination fees, the company’s growing liquidity issues, and the comparative certainty of both offer price and transaction closing – we believe it unlikely a more favorable alternative would become available to shareholders if the proposed transaction were rejected.”*

“We are pleased that Proxy Governance, as well as RiskMetrics and Glass Lewis, support our transaction and recognize the Independent Committee’s active role in the process,” said Raymond C. Hemmig, the Chairman of the Independent Committee of Restoration Hardware’s Board of Directors. “On behalf of the entire Board of Directors of Restoration Hardware, I urge all Restoration Hardware stockholders to vote promptly FOR the proposed merger.”

As previously announced, Restoration Hardware entered into a merger agreement with certain affiliates of Catterton Partners pursuant to which Restoration Hardware’s stockholders will be entitled to receive $4.50 in cash for each share they own, subject to closing of the transaction.

Restoration Hardware stockholders are reminded that their vote is important, and a failure to vote has the same effect as a vote against the merger. The merger requires approval by holders of two-thirds of the Company’s outstanding shares.

Stockholders may be able to vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in voting their shares, they should contact Restoration Hardware’s proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free) or 212-929-5500 (call-collect), or via email at proxy@mackenziepartners.com.

The Board of Directors of Restoration Hardware, on the unanimous recommendation of the Independent Committee comprised of all of the independent directors of the Company, has approved the merger agreement and recommends that Restoration Hardware’s stockholders vote “FOR” the adoption of the merger agreement.

*	Permission to use quotations from the Proxy Governance report was neither sought nor obtained.

About Restoration Hardware

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at http://www.restorationhardware.com. The Company currently operates 100 retail stores and ten outlet stores in 30 states, the District of Columbia and Canada.

About Catterton Partners

With more than $2 billion under management, Catterton Partners is a leading private equity firm in the U.S. focused exclusively on the consumer industry. Since its founding in 1990, Catterton has leveraged its investment capital, strategic and operating skills, and network of industry contacts to establish one of the strongest investment track records in the consumer industry. Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Breyers® Yogurt Company, Wellness Pet Food, Liberty Safe, Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., Outback Steakhouse, P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co., and Odwalla, Inc. More information about the firm can be found at http://www.cpequity.com.

Additional Information and Where to Find It

In connection with the proposed merger, a definitive proxy statement was filed by the Company with the SEC on May 9, 2008. Investors and security holders are strongly advised to read the definitive proxy statement because it contains important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the SEC website at http://www.sec.gov. The definitive proxy statement and other documents also may be obtained for free from the Company by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the Company’s website at http://www.restorationhardware.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the definitive proxy statement relating to the merger. Each of these documents may be obtained for free at the SEC website at http://www.sec.gov or from the Company by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the Company’s website at http://www.restorationhardware.com.